Exhibit 99.1

Contact:
Brainerd Communicators, Inc.
Brad Edwards
(212) 986-6667

Clark Holdings Inc. Announces Fourth Quarter and 2008 Year End Results

New York, NY, February 20, 2009 – Clark Holdings Inc. (NYSE Alternext US, LLC: GLA; GLA.U; GLA.WS), a non-asset-based provider of mission-critical supply chain solutions, today announced preliminary unaudited financial results for the fourth quarter and year ended January 3, 2009.

Clark Holdings Inc. (formerly Global Logistics Acquisition Corporation) acquired The Clark Group, Inc. on February 12, 2008. The results of operations for the quarterly and annual periods ended January 3, 2009 and December 31, 2007 are non-GAAP pro-forma financial statements presented for comparative purposes as if the acquisition of The Clark Group, Inc. by Clark Holdings Inc. took place on January 1, 2007.  See the Clark Holdings Inc.’s Form 10-Q for the quarterly period ended September 27, 2008 for a further description of the acquisition.

Summarized non-GAAP (pro forma) financial results for the quarter and twelve month periods ended January 3, 2009 and December 31, 2007 are as follows (dollars in thousands):

(unaudited)

	Quarter Ended January 3, 2009	Quarter Ended December 31, 2007	% Change	Year Ended January 3, 2009	Year Ended December 31, 2007		% Change

Gross revenues
Domestic	$17,678	15,930	11.0%	69,590	63,127		10.2%
International	3,659	3,082	18.7%	14,577	12,677		15.0%
Consolidated	21,337	19,012	12.2%	84,167	75,804		11.0%

Gross profit
Domestic	$5,963	5,650	5.5%	23,925	23,137		3.4%
International	1,400	1,309	7.0%	5,540	5,635		-1.7%
Consolidated	7,363	6,959	5.8%	29,465	28,772		2.4%

Operating income (loss) before impairment & one time items	(41)	119		2,536	3,282

Impairment of Goodwill & Intangibles	(69,300)			(69,300)

Other one time items		(377)		(149)	(1,536)

Operating Income (loss)	(69,341)	(258)		(66,913)	1,746

Net Income (loss)	(65,465)	(151)		(64,423)	827

Shares Outstanding	10,859	14,394		11,306	14,310

EPS (fully diluted)	(6.03)	(0.01)		(5.70)	0.06

Pro forma adjusted EPS	0.03 (1)	0.03 (1)		0.26 (1)	0.22	(1)
(fully diluted) 1

(1) Excludes the impact of an impairment of goodwill, the impact of several one-time items and amortization of intangibles.

Consolidated Fourth Quarter and Full Year Financial Highlights

•	Gross revenues increased 12.2% during the fourth quarter, driven by an 11.0% increase in domestic revenues and an 18.7% increase in international revenues.
•	Gross profit increased 5.8% during the fourth quarter driven by a 5.5% increase in domestic gross profit, and a 7.0% increase in international.
•	Gross revenues increased 11.0% in 2008 driven by a 10.2% increase in domestic revenues and a 15.0% increase in international revenues.
•	Gross profit increased 2.4% in 2008 driven by a 3.4% increase in domestic gross profit.
•
Pro-forma adjusted EPS for 2008, which excludes a one time 2008 impairment to goodwill and intangibles, the impact of several one-time items and non-cash amortization expenses, was $0.26 compared to pro-forma adjusted EPS of $0.22 in 2007.

“Clark’s fourth quarter results benefited from market share gains at domestic and improved results in its international business which returned to profitability after several quarters of operating losses,” said Gregory Burns, Chief Executive Officer of Clark Holdings. “Fourth quarter results also benefited from an extra week compared to the year ago quarter. Overall economic conditions remain challenging but we are excited about our non-asset-based business model and ongoing growth initiatives.”

Fourth Quarter Results

Clark Holdings reported gross revenues of $21.3 million in the fourth quarter of 2008, up 12.2% compared to gross revenues of $19.0 million in the same period last year. Domestic gross revenue increased 11.0% while international gross revenue increased 18.7%.

Consolidated gross profit for the fourth quarter of 2008 was $7.4 million, compared to $7.0 million in the same period last year. During the fourth quarter of 2008, consolidated gross profit margin decreased to 34.5% from 36.6% during the fourth quarter of 2007.

Domestic gross profit for the fourth quarter of 2008 was $6.0 million, up 5.5% compared to domestic gross profit in the same period last year. International gross profit for the fourth quarter of 2008 was $1.4 million, up 7.0% compared to the same period last year.

During the fourth quarter of 2008, the company incurred a $69.3 million non-cash impairment to reduce the carrying value of goodwill and intangible assets.

Consolidated operating loss before the impairment and other one time items was $41,000 compared to a profit of $119,000 in the year ago period.  Net income in the quarter, including the charge for impairment of goodwill, was a net loss of $65.5 million, compared to a net loss of $151,000 in the same period last year.

Pro-forma adjusted EPS was $0.03 in the fourth quarter of 2008 compared to pro-forma adjusted EPS of $0.03 in the fourth quarter of 2007. Pro-forma adjusted EPS for the fourth quarter of 2008 excludes the impact of the non-cash impairment to reduce the carrying value of goodwill and intangible assets outlined above. Pro-forma adjusted EPS for both periods excludes the impact of non-cash amortization of intangibles and the year-ago period excludes the impact of several one-time items.

Full Year Results

Clark Holdings reported 2008 gross revenues of $84.2 million, up 11.0% compared to gross revenues of $75.8 million in 2007. Domestic gross revenue increased 10.2% while international gross revenue increased 15.0%.

Consolidated gross profit margin decreased to 35.0% in 2008 from 38.0% in 2007. Domestic gross profit in 2008 was $23.9 million, up 3.4% compared to domestic gross profit of $23.1 million in 2007. Domestic gross profit margin decreased to 34.4% from 36.7%. International gross profit in 2008 was $5.5 million compared to international gross profit of $5.6 million in 2007.

During the fourth quarter of 2008, the company incurred a $69.3 million non-cash impairment to reduce the carrying value of goodwill and intangible assets. Consolidated operating income before the impairment charge and other one time items was $2.5 million compared with $3.3 million a year ago.

Net income for the full year, including the charge for impairment of goodwill, was a net loss of $64.4 million, compared to net income of $827,000 in the same period last year.

Pro-forma 2008 adjusted EPS was $0.26 compared to pro-forma adjusted EPS of $0.22 for the prior year. Pro-forma adjusted EPS for 2008 excludes the impact of the non-cash impairment to reduce the carrying value of goodwill and intangible assets outlined above. Pro-forma adjusted EPS for both periods excludes the impact of non-cash amortization of intangibles and the impact of several one-time items.

Pro Forma

We have presented our operating results on a pro forma basis for the results of operations for the quarterly and annual periods ended January 3, 2009 and December 31, 2007. This pro forma presentation assumes that the February 12, 2008 acquisition of our operating business and related financings occurred on January 1, 2007. This pro forma presentation is not necessarily indicative of what our operating results would have actually been had the acquisition and related financings occurred at the beginning of the pro forma period. This pro forma presentation is required for comparison purposes as Clark Holdings Inc. had no operations in the corresponding quarter and annual periods of 2007.

Non-GAAP Financial Measure

This press release includes the following financial information defined as a non-GAAP financial measure by the Securities and Exchange Commission: pro forma adjusted EPS.  This measure may be different from non-GAAP financial measure used by other companies. The presentation of this financial information is not intended to be considered in isolation or as a substitute for financial information prepared and presented in accordance with generally accepted accounting principles. Clark believes that the presentation of this non-GAAP measure provides information that is useful to investors as it indicates more clearly the ability of Clark to meet capital expenditures and working capital requirements and otherwise meet its obligations as they become due.  Clark's pro forma adjusted EPS was derived by taking earnings before income taxes and adjustments and adjusted for the impact of the non-cash impairment of goodwill and intangible assets, the impact of non-cash amortization of intangibles and the impact of several one-time items.

About Clark

Over its 30-year history, Clark has built a position as the leading independent provider of value-added distribution, transportation management, and international air and ocean freight forwarding services to the print media industry.

This press release may contain certain forward-looking statements including statements with regard to the future performance of Clark Holdings. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements inherently involve certain risks and uncertainties that are detailed in Clark Holdings’ filings with the Securities and Exchange Commission. Clark Holdings undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONSOLIDATED BALANCE SHEETS
(In Thousands)

	(UNAUDITED)
	January 3, 2009	December 31, 2007
ASSETS
CURRENT ASSETS:
Cash and equivalents	$3,915	$133
Accounts receivable	5,557	-
Other receivables	62	-
Prepaid expenses	1,594	159
Deferred Tax Assets-Current	955
Total current assets	12,083	292

Investments in marketable securities held in Trust Account	-	88,423
Deferred Acquisition Costs	-	874
Deferred Tax Assets-Non-Current	747	811

PROPERTY AND EQUIPMENT, net of accumulated depreciation	1,925	-

Intangible Assets	15,474
Goodwill	-	-
Other Assets	-	-

Total assets	$30,229	$90,400
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Current Portion of Long Term Debt	1,184	-
Accounts payable	6,041	$-
Accrued expenses and other payables	1,885	537
Notes Payable and Accrued Interest-Related Party	-	348
Accrued stock conversion	-	-
Deferred Underwriting Fees	-	2,640
Deferred Tax Liabilities-Current	276	-
Total current liabilities	9,386	3,525

COMMITMENTS AND CONTINGENCIES
Common Stock subject to conversion 2,199,999 shares	-	16,896
Interest attributable to common stock, subject to possible conversion	-	789
(net of taxes of $658,163 and $313,349,respectively )

Long Term Debt	3,076	-
Deferred Tax Liabilities-Non-Current	6,776

STOCKHOLDERS' EQUITY
Preferred stock-$.0001 par value; 1,000,000 shares authorized; none issued and outstanding		-
Common stock-$.0001 par value; 400,000,000 shares authorized; 13,500,000 issued and outstanding at December 31, 2007 and 10,859,385 issued and outstanding at January 3, 2009	1	1
Additional paid-in capital	73,398	67,174
Retained Earnings	(62,408)	2,015
Total stockholders' equity	10,991	69,190
Total liabilities and stockholders' equity	$30,229	$90,400
See Notes to Consolidated Financial Statements

Control Testing	-	-

CLARK HOLDINGS INC.
CONSOLIDATED ADJUSTED PRO FORMA (NON-GAAP) STATEMENT OF OPERATIONS
AND RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

(In Thousands)

	14 Weeks Ended	13 Weeks Ended	53 Weeks Ended	52 Weeks Ended
	Jan 3, 2009	Dec 31, 2007	Jan 3, 2009	Dec 31, 2007
Gross revenues	$21,337	$19,012	$84,167	$75,804

Freight expense	(13,974)	(12,053)	(54,702)	(47,032)
Gross profit	7,363	6,959	29,465	28,772

Depreciation and amortization	(663)	(691)	(2,356)	(2,756)

Impairment of Goodwill and Intangible Assets	(69,300)		(69,300)

Selling, operating and administrative expenses	(6,741)	(6,526)	(24,722)	(24,270)
Income from operations	(69,341)	(258)	(66,913)	1,746

Interest income (expense)	(10)	7	123	(367)
Income before income taxes and adjustments	(69,351)	(251)	(66,790)	1,379

Less: Clark Group Inc. Income from 12/30/2007 to 02/11/2008	-	-	(834)	-
Income before income taxes	(69,351)	(251)	(67,624)	1,379

Income Tax Expense	3,886	100	$3,201	(552)

Net Income	(65,465)	(151)	(64,423)	827

Weighted Average number of shares outstanding
Basic	10,859	11,300	11,306	11,300
Diluted	10,859	14,394	11,306	14,310

Net Income ( Loss ) per share
Basic	$(6.03)	(0.01)	$(5.70)	0.07
Diluted	$(6.03)	(0.01)	$(5.70)	0.06

Reconciliation of Non-GAAP Financial Measures

Income before income taxes and adjustments	(69,351)	(251)	(66,790)	1,379

Plus Impairment of Goodwill & Intagible Assets	69,300	-	69,300	-
Plus one-time acquisition expenses	-	300	85	609
Plus one-time correction of payroll accrual	-	77	-	77
Plus one-time non recurring severance expense	-	-	64	280
Plus Amortization of Intangibles	610	610	2,151	2,440
Plus Non Cash Compensation Paid to Consultant	-	-	-	570
	559	736	4,810	5,335

Income tax expense	(224)	(294)	(1,924)	(2,134)

Net income (loss)	$335	$442	$2,886	$3,201

Pro Forma Adjusted EPS
Basic	0.03	0.04	0.26	0.28
Diluted	0.03	0.03	0.26	0.22

Weighted average number of shares outstanding:
Basic	10,859	11,300	11,306	11,300
Diluted	10,859	14,394	11,306	14,310